April 26, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T announces 3.7-percent increase in common dividend

WINSTON-SALEM, N.C. – The board of directors of BB&T Corporation (NYSE: BBT) today declared a quarterly common stock dividend increase of $.01 to $.28 per share payable June 1, 2016, to shareholders of record at the close of business May 13, 2016. The increase is in connection with BB&T’s 2015 capital plan filed last year. The board may consider another increase effective in the third quarter based on the 2016 capital plan.

In addition, the board declared the following regular quarterly dividends payable June 1, 2016, to shareholders of record at the close of business May 13, 2016:

•	A dividend of $365.625 per share (equivalent to $0.365625 per depositary share or 1/1,000th interest per share) on BB&T’s Series D Non-Cumulative Perpetual Preferred Stock (NYSE: BBT PrD)

•	A dividend of $351.5625 per share (equivalent to $0.3515625 per depositary share or 1/1,000th interest per share) on BB&T’s Series E Non-Cumulative Perpetual Preferred Stock (NYSE: BBT PrE)

•	A dividend of $325.000 per share (equivalent to $0.325000 per depositary share or 1/1,000th interest per share) on BB&T’s Series F Non-Cumulative Perpetual Preferred Stock (NYSE: BBT PrF)

•	A dividend of $325.000 per share (equivalent to $0.325000 per depositary share or 1/1,000th interest per share) on BB&T’s Series G Non-Cumulative Perpetual Preferred Stock (NYSE: BBT PrG)

•	A dividend of $351.5625 per share (equivalent to $0.3515625 per depositary share or 1/1,000th interest per share) on BB&T’s Series H Non-Cumulative Perpetual Preferred Stock (NYSE: BBT PrH)

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BB&T had approximately 782 million shares of common stock at March 31, 2016, and has 23 million depositary shares related to its Series D Non-Cumulative Perpetual Preferred Stock, 46 million depositary shares related to its Series E Non-Cumulative Perpetual Preferred Stock, 18 million depositary shares related to its Series F Non-Cumulative Perpetual Preferred Stock, 20 million depositary shares related to its Series G Non-Cumulative Perpetual Preferred Stock and 19 million depositary shares related to its Series H. Non-Cumulative Perpetual Preferred Stock.

BB&T has paid a cash dividend to shareholders of its common stock every year since 1903.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $212.4 billion in assets and market capitalization of approximately $26.0 billion as of March 31, 2016. Based in Winston-Salem, N.C., the company operates 2,263 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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